February 25, 2016

ION Geophysical Corporation	Mayer Brown LLP
2105 CityWest Blvd.	700 Louisiana, Suite 3400
Suite 400	Houston, Texas 77002-2730
Houston, Texas 77042-2839

Main Tel (713) 238-3000
Main Fax (713) 238-4888

Ladies and Gentlemen:
We have acted as counsel to ION Geophysical Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of 1,000,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share, which are to be issued pursuant to the Amended and Restated 2013 Long-Term Incentive Plan of the Company (the “2013 LTIP”).
In connection therewith, we have reviewed copies of the relevant corporate resolutions of the Company and have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records and documents as we have deemed necessary as a basis for the opinions hereinafter expressed. We also have examined the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to the Shares.
We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to the original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.
Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when so issued in accordance with the terms of the 2013 LTIP, will be validly issued, fully paid and non-assessable.
The opinions expressed herein relate solely to, are based solely upon and are limited exclusively to the laws of the State of Texas, the federal laws of the United States of America and the General Corporation Law of the State of Delaware and the applicable provisions of the Delaware Constitution and reported judicial decisions concerning such laws, and we express no opinion as to the effect of the laws of any other jurisdiction.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,

/s/ Mayer Brown LLP
Mayer Brown LLP